Exhibit 99.1

Contact:	Mike Schuh	(425) 951-1428
	Anne Bugge	(425) 951-1378

SONOSITE NET INCOME RISES 32% IN SECOND QUARTER

Worldwide Revenue Grows 20%

Conference Call Today at 1:30 pm Pacific/ 4:30 pm Eastern

BOTHELL, WA –July 30, 2007 – SonoSite, Inc. (Nasdaq:SONO), the world leader in hand-carried ultrasound, today reported financial results for the second quarter and first half ended June 30, 2007.

As the company previously reported on July 5, 2007, worldwide revenue in the second quarter of 2007 grew 20% to $47.4 million compared with $39.5 million in the second quarter of 2006.  For the first half of 2007, worldwide revenue grew 18% to $90.2 million compared with $76.4 million for the first half of 2006.  Changes in the foreign currency rates increased the revenue growth rate by approximately 2 percentage points for both the quarter and the first half.

For the second quarter of 2007, SonoSite reported net income grew 32% to $1.7 million or $0.10 per share, compared with net income of $1.3 million or $0.08 per share in the second quarter of 2006.  For the first half of 2007, SonoSite reported net income grew 23% to $1.1 million or $0.07 per share, compared with net income of $0.9 million or $0.06 per share in the first half of 2006.

"Our worldwide team executed well and we achieved a strong revenue growth rate in the second quarter and in the year's first half. We remain on track to achieve our objectives for 2007," said Kevin M. Goodwin, SonoSite President and CEO. "We increased our R&D investment as we prepare to launch exciting new product innovations this year and next, while improving profitability through SG&A leverage."

"We have also made other investments in our future growth," Mr. Goodwin continued.  "In May, we opened a direct sales subsidiary in Italy, our ninth international operating subsidiary. Subsequent to quarter end, we acquired a catheter tip location technology that will drive future product offerings in the vascular access market and successfully completed a convertible senior note offering.  With the addition of the funds from the offering, we have over $300 million in cash and investments that places us in an excellent position to evaluate potential strategic opportunities in our key, point-of-care markets."

On July 16, 2007, SonoSite completed a $200 million convertible senior note offering. Following the closing, the underwriters exercised their option to purchase $25 million in aggregate principal amount of additional notes to cover over-allotments, which closed on July 27, 2007.  In a separate press release issued today, the company announced the acquisition of LumenVu, Inc., a privately held company that has developed a patented technology to improve the accuracy of catheter placement.  Terms of the agreement were not disclosed and the transaction is not expected to have a material effect on SonoSite's 2007 financial results.

Gross margin in the second quarter of 2007 was 69.1% compared with 72.6% in the second quarter of 2006, and 69.5% in the first half of 2007 compared to 71.4% in the same period of 2006. The rate decrease reflected an increased international revenue mix, particularly from lower margin sales in emerging geographic markets. Overall, international revenue accounted for 51% of total revenue in the quarter and 52% for the first half as compared with 49% and 50% respectively in the prior year.

Operating expenses grew 12% to $31.3 million in the quarter and 15% to $63.4 million in the first half as compared with the same periods in 2006. R&D investment increased 37% for the quarter and 46% for the first half while SG&A expense grew 7% for the quarter and 10% for the first half compared to the prior year.  As a percentage of revenue, SG&A declined 7 percentage points for the quarter and 5 percentage points for the first half as compared to the comparable periods of 2006.

As of June 30, 2007, cash and investments totaled $100.2 million, an increase of $13.0 million from the prior year-end.  Days sales outstanding decreased by eight days in the quarter due to improved collections worldwide.  Inventories increased by $2.4 million during the first half of 2007 compared to the prior year-end as production increased to meet second half demand and to stock the company's new distribution center in Europe.  With the planned rollout of new product platforms, the company expects that inventory levels will be slightly higher in the second half of the year than in the first half.

Company Updates 2007 Outlook

For 2007 the company continues to target revenue growth in the range of 15-18%. Consistent with historical seasonal patterns, management expects approximately one-third of the year's total revenue to occur in the fourth quarter. The company updated its previous gross margin guidance of 71% for the year to a range of 70-71% due to a potential higher mix of international revenue than previously estimated.  The company expects gross margin to increase in the second half due to the historically higher mix of US revenue and a decrease in royalty payments on applicable product revenues to ATL Ultrasound (now part of Philips Medical Systems), which expires at the end of the third quarter and completes the royalty obligation that was part of SonoSite's original spin-off technology licensing agreement.  The company expects total operating expenses to be approximately 67-68% of revenue due to legal expenses related to patent litigation and for development costs of the recently acquired catheter tip location technology.  Other income is now expected to be approximately $5.0 – 5.4 million with increased interest income from higher interest rates and the impact of the debt offering.  The company's tax rate is expected to be approximately 36% for the year and diluted shares outstanding is expected to be approximately 17.3 million.

Conference Call Information

SonoSite will hold a conference call today at 1:30 pm PT/4:30 pm ET.  The call will be broadcast live and can be accessed via the "Investors" Section of SonoSite's website at www.sonosite.com.  A replay of the audio webcast will be available beginning July 30, 2007, at 4:30 pm (PT) until August 13, 2007, at 12:00 midnight (PT) by dialing (719) 457-0820 or toll-free (888) 203-1112.  The confirmation code 7019486 is required to access the replay.  The call will also be archived on SonoSite's website at http://ir.sonosite.com.

About SonoSite

SonoSite, Inc. (www.sonosite.com) is the innovator and world leader in hand-carried ultrasound.   Headquartered near Seattle, the company is represented by nine subsidiaries and a global distribution network in over 90 countries. SonoSite's small, lightweight systems are expanding the use of ultrasound across the clinical spectrum by cost-effectively bringing high performance ultrasound to the point of patient care.  The company employs over 550 people worldwide.

Forward-looking Information and the Private Litigation Reform Act of 1995

Certain statements in this press release relating to our ability to achieve progress in the execution of our growth strategy and the benefits of any acquisitions we may complete and our future financial position and operating results are "forward-looking statements" for the purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the opinions and estimates of our management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These statements are not guaranties of future performance and are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions. Factors that could affect actual results include the risk that our quarterly accounting review procedures or developments after the date of this release result in changes to our results from those announced in this release, the risk that we are unable to successfully execute our growth strategy and the risk that we are unable to acquire desirable companies or products on acceptable terms or to realize the expected benefits of any such acquisitions, as well as other factors contained in the Item 1A. "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission. We caution readers not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. We undertake no obligation to publicly revise any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

SonoSite, Inc.
Selected Financial Information

Consolidated Statements of Operations
(in thousands except per share data) (unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Revenue	$47,397	$39,515	$90,192	$76,384
Cost of revenue	14,651	10,835	27,526	21,826

Gross margin	32,746	28,680	62,666	54,558
Gross margin percentage	69.1%	72.6%	69.5%	71.4%

Operating expenses:
Research and development	6,511	4,741	12,654	8,697
Sales and marketing	20,873	19,591	42,845	38,874
General and administrative	3,892	3,564	7,945	7,410

Total operating expenses	31,276	27,896	63,444	54,981

Other income, net	1,272	1,132	2,574	1,792

Income before income taxes	2,742	1,916	1,796	1,369

Income tax provision	1,035	622	652	438

Net income	$1,707	$1,294	$1,144	$931

Net income per share:
Basic	$0.10	$0.08	$0.07	$0.06

Diluted	$0.10	$0.08	$0.07	$0.06

Weighted average common and potential
common shares outstanding:
Basic	16,606	16,303	16,550	16,159

Diluted	17,112	16,922	17,061	16,832

Condensed Consolidated Balance Sheets
(in thousands) (unaudited)
	June 30, 2007	December 31, 2006

Cash and cash equivalents	$49,968	$45,673
Short-term investment securities	49,605	38,428
Accounts receivable, net	43,682	52,838
Inventories	25,415	23,020
Deferred income taxes	6,845	7,684
Prepaid expenses and other current assets	5,758	4,821

Total current assets	181,273	172,464

Property and equipment, net	10,664	10,752
Investment securities	579	3,014
Deferred income taxes	20,591	19,729
Intangible assets, net	4,107	3,864
Other assets	2,264	1,687

Total assets	$219,478	$211,510

Accounts payable	$5,365	$6,450
Accrued expenses	14,374	15,459
Deferred revenue, current portion	3,359	3,253

Total current liabilities	23,098	25,162

Other liabilities, net of current portion	6,085	5,317

Total liabilities	29,183	30,479

Shareholders' equity:
Common stock and additional paid-in capital	239,590	231,551
Accumulated deficit	(50,633)	(51,777)
Accumulated other comprehensive income	1,338	1,257

Total shareholders' equity	190,295	181,031

Total liabilities and shareholders' equity	$219,478	$211,510